Exhibit (a)(1)(iv)

NOTICE OF WITHDRAWAL OF TENDER FOR INDIVIDUAL INVESTORS

(not for Brokers, Dealers, Banks, Trust Companies, Other Nominees or DTC Participants)

Regarding Shares of

INDEPENDENCE HOLDING COMPANY

Tendered pursuant to the Offer to Purchase

dated April 24, 2020, as may be supplemented or amended from time to time

The Offer, proration period and withdrawal rights will expire and this Notice of Withdrawal must be received, either by overnight courier or mail by 5:00 P.M., Eastern Time, on May 21, 2020, unless the Offer is extended or withdrawn.

Pursuant to the Offer to Purchase, dated April 24, 2020, and the Letter of Transmittal (as each may be supplemented or amended from time to time, collectively, the “Offer”), Independence Holding Company, a Delaware corporation (the “Company”), offered to purchase up to 1,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), at a purchase price of $27.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Offer.

This Notice of Withdrawal is to be completed if your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of your Shares) and you have previously tendered your Shares by delivering a completed and executed Letter of Transmittal to the Depositary and now wish to withdraw your tender. You should not use this form if you have tendered Shares through The Depository Trust Company’s Automated Tender Offer Program transfer procedures described in Section 3 of the Offer to Purchase and now wish to withdraw your tender.

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY MAIL OR OVERNIGHT COURIER TO THE FOLLOWING ADDRESS:

If delivering via UPS, FedEx or Courier:	If delivering via a USPS Service:
Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS	Attn: BCIS Re-Organization Dept.
51 Mercedes Way,	P.O. Box 1317
Edgewood, NY 11717	Brentwood, NY 11717-0693

Telephone: (844) 898-7017 (toll free)

YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS RECEIVED BY THE DEPOSITARY AT THE ADDRESS ABOVE.

Ladies and Gentlemen:

The undersigned hereby withdraws the tender of his, her or its Shares to the Company for purchase by the Company that previously was submitted by the undersigned in a Letter of Transmittal, dated _______, 2020, for account number ______________.

The Shares withdrawn pursuant to this Notice of Withdrawal consist of:
________ Number of the undersigned’s Shares tendered at $27.00 per share

The undersigned understands that the withdrawal of a Letter of Transmittal that has been previously delivered, effected by this Notice of Withdrawal, may not be rescinded and that such Letter of Transmittal will no longer be deemed to be validly delivered for purposes of the Offer. Shares for which a Letter of Transmittal has been withdrawn may be re-tendered only by following the procedures for validly tendering Shares set forth in the Offer to Purchase and the Letter of Transmittal.

All authority conferred or agreed to be conferred in this Notice of Withdrawal shall not be affected by and shall survive the death or incapacity of the undersigned, and any obligations of the undersigned under this Notice of Withdrawal shall be binding upon the heirs, personal and legal representatives, trustees in bankruptcy, successors and assigns of the undersigned.

SIGNATURE(S) TO NOTICE OF WITHDRAWAL:

Authorized Signature ______________________ Date (mm/dd/yyyy) ___________________________

Name (Please print)

__________________________________________________________________________________

Authorized Co-Signature (if applicable) ___________________ Date (mm/dd/yyyy) _________________

Name (Please print) __________________________________________________________________